EXHIBIT 5

               Nixon, Hargrave, Devans & Doyle LLP
                 Attorneys and Counselors at Law
                         Clinton Square
                      Post Office Box 1051
                 Rochester, New York  14603-1051
                         (716) 263-1000
                      FAX:  (716) 263-1600


                        September 8, 1995


Gleason Corporation
1000 University Avenue
Rochester, New York 14692

               RE:    Gleason Corporation
                      1992 Stock Plan

Gentlemen:

          We have acted as counsel to Gleason Corporation (the
"Company") in connection with the Registration Statement on Form
S-8 filed by the Company with the Securities and Exchange
Commission relating to the registration, pursuant to the requirements of the Securities Act of 1933 as amended, of 500,000 shares of Common Stock of the Company issuable under the Company's 1992 Stock Plan (the "Plan").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed below.

          Based upon the foregoing, it is our opinion that shares of Common Stock of the Company, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,


                              Nixon, Hargrave, Devans & Doyle LLP